As filed with the Securities and Exchange Commission on September 26, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CHESAPEAKE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Oklahoma	73-1395733
(State of Incorporation)	(I.R.S. Employer Identification No.)

6100 North Western Avenue, Oklahoma City, Oklahoma 73118

(Address of principal executive offices) (zip code)

CHESAPEAKE ENERGY CORPORATION 2002 STOCK OPTION PLAN

CHESAPEAKE ENERGY CORPORATION 2002 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

CHESAPEAKE ENERGY CORPORATION 2002 NONQUALIFIED STOCK OPTION PLAN

CHESAPEAKE ENERGY CORPORATION 2003 STOCK INCENTIVE PLAN

(Full title of the plans)

Aubrey K. McClendon

Chairman of the Board and

Chief Executive Officer

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

(Name and address for agent for service)

(405) 848-8000

(Telephone number, including area code, of agent for service)

Copies to: Connie S. Stamets, Esq. Winstead, Sechrest & Minick P.C. 5400 Renaissance Tower 1201 Elm Street Dallas, Texas 75270

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, $.01 par value per share	17,500,000	(2)	$173,860,547	$14,065.32

(1)	Pursuant to Rule 416, there are registered hereunder such indeterminate number of additional shares as may become issuable upon exercise of the options as a result of the antidilution provisions of the Chesapeake Energy Corporation 2002 Stock Option Plan, the Chesapeake Energy Corporation 2002 Non-employee Director Stock Option Plan, the Chesapeake Energy Corporation 2002 Nonqualified Stock Option Plan and the Chesapeake Energy Corporation 2003 Stock Incentive Plan.
(2)	Calculated pursuant to paragraphs (c) and (h) of Rule 457, based on the exercise price of outstanding options to purchase shares of Common Stock as scheduled below, and $10.59 with respect to the balance of the shares being registered, which is the average of the high and low prices of the Common Stock of Chesapeake Energy Corporation on the New York Stock Exchange on September 23, 2003.

2002 Stock Option Plan			2002 Non-Employee Director Stock Option Plan			2002 Nonqualified Stock Option Plan			2003 Stock Incentive Plan
Shares	Price per Share	Proposed Offering Price	Shares	Price per Share	Proposed Offering Price	Shares	Price per Share	Proposed Offering Price	Shares	Price per Share	Proposed Offering Price
9,250	$ 7.74	$71,595	40,000	$6.11	$244,400	13,000	$6.98	$90,740	10,000,000	$10.59	$105,900,000
884,050	$7.80	$6,895,590	50,000	$6.75	$337,500	2,343,472	$7.80	$18,279,082
22,750	$8.12	$184,730	100,000	$8.05	$805,000	29,000	$8.06	$233,740
23,250	$7.86	$182,745	56,250	$10.01	$563,063	870,252	$10.08	$8,772,140
23,500	$8.06	$189,410	253,750	$10.59	$2,687,213	744,276	$10.59	$7,881,883
1,500	$9.57	$14,355
5,625	$10.01	$56,306
1,996,650	$10.08	$20,126,232
22,750	$10.10	$229,775
8,000	$10.84	$86,720
2,675	$10.59	$28,328
3,000,000		$28,065,787	500,000		$4,637,175	4,000,000		$35,257,585	10,000,000		$105,900,000

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I of Form S-8 to be contained in prospectuses meeting the requirements of Section 10(a) of the Securities Act of 1933 is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Chesapeake Energy Corporation (the “Company” or the “Registrant”) incorporates by reference into this Registration Statement the following documents filed by the Registrant with the Securities and Exchange Commission:

(a)	The Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002;

(b)	The Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2003;

(c)	The Company’s quarterly report on Form 10-Q/A for the quarter ended June 30, 2003;

(d)	The Company’s current reports on Form 8-K filed on January 10, February 4 and 28, March 4, 14 and 19, and June 6 and 25, and September 22, 2003 (excluding any information filed pursuant to Item 9 or 12 on any such current report on Form 8-K); and

(e)	The description of our common stock, contained in the registration statement on Form 8-B (No. 001-13726), including the amendment to such description we filed with the SEC on Form 8-K on August 13, 2001 and any other amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable. The Company’s common stock has been registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 1031 of the Oklahoma General Corporation Act, under which the Company is incorporated, authorizes the indemnification of directors and officers under certain circumstances. Article VIII of the Certificate of Incorporation of the Company and Article VI of the Bylaws of the

Company also provide for indemnification of directors and officers under certain circumstances. These provisions, together with the Company’s indemnification obligations under individual indemnity agreements with its directors and officers, may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933, as amended. In addition, the Company maintains insurance which insures its directors and officers against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation of the Registrant. Incorporated herein by reference to Exhibit 3.1 to Registrant’s registration statement on Form S-3 filed April 9, 2003 (No. 333-104394).

4.2	Bylaws of the Registrant. Incorporated herein by reference to Exhibit 3.2 to Registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2001.

5.1	Opinion of Winstead Sechrest & Minick P.C. regarding the validity of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Williamson Petroleum Consultants, Inc.

23.3	Consent of Ryder Scott Company L.P.

23.4	Consent of Lee Keeling and Associates, Inc.

23.5	Consent of Netherland, Sewell & Associates, Inc.

23.6	Consent of Winstead Sechrest and Minick P.C. (included as part of Exhibit 5.1.)

24.1	Power of Attorney.

99.1	Chesapeake Energy Corporation 2002 Stock Option Plan. Incorporated herein by reference to Exhibit A to Registrant’s definitive proxy statement for its 2002 annual meeting of shareholders filed April 29, 2002.

99.2	Chesapeake Energy Corporation 2002 Non-Employee Director Stock Option Plan. Incorporated herein by reference to Exhibit B to Registrant’s definitive proxy statement for its 2002 annual meeting of shareholders filed April 29, 2002.

99.3	Chesapeake Energy Corporation 2002 Nonqualified Stock Option Plan. Incorporated herein by reference to Exhibit 10.1.11 to the Registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2002.

99.4	Chesapeake Energy Corporation 2003 Stock Incentive Plan. Incorporated herein by reference to Exhibit A to Registrant’s definitive proxy statement for its 2003 annual meeting of shareholders filed April 17, 2003.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section

13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on September 26, 2003.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ Aubrey K. McClendon
Aubrey K. McClendon Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on September 26, 2003.

SIGNATURE	TITLE

/s/ Aubrey K. McClendon Aubrey K. McClendon	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Tom L. Ward Tom L. Ward	President, Chief Operating Officer and Director (Principal Executive Officer)

/s/ Marcus C. Rowland Marcus C. Rowland	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Michael A. Johnson Michael A. Johnson	Senior Vice President—Accounting (Principal Accounting Officer)

/s/ Frank Keating Frank A. Keating	Director

/s/ Breene M. Kerr Breene M. Kerr	Director

/s/ Charles T. Maxwell Charles T. Maxwell	Director

/s/ Shannon Self Shannon T. Self	Director

/s/ Frederick B. Whittemore Frederick B. Whittemore	Director

EXHIBIT INDEX

`Exhibit Number	Description	Sequentially Numbered Pages

4.1	Certificate of Incorporation of the Registrant. Incorporated herein by reference to Exhibit 3.1 to Registrant’s registration statement on Form S-3 filed April 9, 2003 (No. 333-104394).

4.2	Bylaws of the Registrant. Incorporated herein by reference to Exhibit 3.2 to Registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2001.

5.1	Opinion of Winstead Sechrest & Minick P.C. regarding the validity of the securities being registered.	11

23.1	Consent of PricewaterhouseCoopers LLP.	12

23.2	Consent of Williamson Petroleum Consultants, Inc.	13

23.3	Consent of Ryder Scott Company L.P.	14

23.4	Consent of Lee Keeling and Associates, Inc.	15

23.4	Consent of Netherland, Sewell & Associates, Inc.	16

23.5	Consent of Winstead Sechrest & Minick P.C. (included as part of Exhibit 5.1).

24.1	Power of Attorney.	17

99.1	Chesapeake Energy Corporation 2002 Stock Option Plan. Incorporated herein by reference to Exhibit A to Registrant’s definitive proxy statement for its 2002 annual meeting of shareholders filed April 29, 2002.

99.2	Chesapeake Energy Corporation 2002 Non-Employee Stock Option Plan. Incorporated herein by reference to Exhibit B to Registrant’s definitive proxy statement for its 2002 annual meeting of shareholders filed April 29, 2002.

99.3	Chesapeake Energy Corporation 2002 Nonqualified Stock Option Plan. Incorporated herein by reference to Exhibit 10.1.11 to the Registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2002.

99.4	Chesapeake Energy Corporation 2003 Stock Incentive Plan. Incorporated herein by reference to Exhibit A to Registrant’s definitive proxy statement for its 2003 annual meeting of shareholders filed April 17, 2003.